Exhibit 99.1


             Digital Recorders, Inc. Announces Preliminary
                     Second Quarter 2006 Results

    DALLAS--(BUSINESS WIRE)--July 19, 2006--Digital Recorders, Inc.
(Nasdaq:TBUS):

    --  Revenue Exceeds Same Period of Prior Year

    --  Operating Results Improving

    --  Company Backlog of Orders and Revenue Trend Increasing

    --  Federal Funding for Projects Increasing

    Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a digital communications technology leader in the transportation, law enforcement, and security markets, announced today that second quarter 2006 sales were approximately $13.6 million, an increase of 7.0 percent over the $12.7 million in sales posted for the same period a year ago.
    "Our preliminary second quarter sales reflect improvement over last year's same-period outcome. Primarily as a result of this progress, we expect to significantly narrow the net loss of $0.12 per share reported for the same period last year. Given the ongoing turn-around in the U.S. transportation market, we anticipate posting additional improvements in future quarters," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.
    On or about Monday, Aug. 14, 2006, the Company plans to file with the Securities and Exchange Commission a Form 10-Q for the period ended June 30, 2006.

    U.S. TRANSIT AND TRANSIT SECURITY FUNDING DEVELOPMENTS

    According to the American Public Transportation Association
(APTA), the House of Representatives approved the Fiscal Year (FY) 2007 Transportation, Treasury, and Housing and Urban Development, the Judiciary, District of Columbia, and Independent Agencies Appropriations bill (H.R. 5576) on June 14, 2006. The bill funds Federal Transit Administration programs at $8.979 billion -- a record-high level approximately $4 million above the amount authorized and guaranteed by SAFETEA-LU (P.L. 109-59) for FY2007 and a 5.6 percent increase over the final amount appropriated for FY2006.
    The Senate Appropriations Committee, according to APTA, has tentatively scheduled its subcommittee markup of the FY2007 Transportation Appropriations bill in July. The bill is not expected to reach the Senate floor before Congress adjourns for its August recess.
    According to APTA, the Senate Committee on Appropriations approved the FY2007 Department of Homeland Security Appropriations bill (H.R.
5441) on June 29, 2006. The bill provides $150 million for transit and rail security funding. The House of Representatives approved its version of the bill in June after agreeing to an amendment that increased transit and rail security grant funding by $50 million, bringing the bill's total for these programs to $200 million.
    Mr. Turney said, "We remain excited to see the House's record-high funding increases for transit and the increased transit security funding in FY2007. These increases, if sustained through the full process, could positively impact orders as we enter 2007. Additionally, the increased funding may ultimately lead to more orders for our security-related products. Our backlog of orders and revenue trend continue to increase. I should also note that high gas prices are driving more transit ridership and that, too, could ultimately increase the demand for our products."

    ABOUT APTA

    APTA is a nonprofit international association of more than 1,500 member organizations, including: public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient, and economical public transportation services and products. More than 90 percent of persons using public transportation in the U.S. and Canada are served by APTA members. For more information, go to www.apta.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators in their quest to increase ridership, our products help reduce dependence on foreign oil. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, statements about the expected passage of pending federal legislation, as well as the potential beneficial effects of such legislation on the Company's sales, statements made by APTA regarding federal transportation funding and the potential effect such funding may have on the transportation industry, statements about the expected outcome of U.S. transit and transit security funding for fiscal year 2007, statements about the potential benefits to the Company that may result from such increased federal funding, statements about the expected outcome of the Company's backlog of orders and revenue trends, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties pertaining to the timing or amount of future revenues, the expected passage of pending federal legislation, the potential beneficial effects of such legislation on the Company's sales, federal transportation funding and the potential effect such funding may have on the transportation industry, the expected outcome of U.S. transit and transit security funding for fiscal year 2007, the expected outcome of the Company's backlog of orders and revenue trends, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com